Exhibit 99.2

Coty Builds on Previous Transaction and Agrees to Sell Additional Partial Stake in Wella to KKR in Exchange for Approximately 56% of the Preferred Coty Shares Owned by KKR

Transaction Further Simplifies Coty’s Capital Structure and Reduces Cash Dividend
Coty Will Continue to Own 25.9% of Wella

NEW YORK – November 8, 2021 -- Coty Inc. (NYSE: COTY) ("Coty" or "the Company") today announced a definitive agreement to sell an approximate 4.7% stake in Wella to KKR in exchange for the redemption of approximately 56% of KKR’s remaining convertible preferred shares in Coty. This transaction reduces Coty’s total shareholding in the professional beauty company to approximately 25.9%. The structure and terms of the transaction are consistent with the previous transaction announced on October 1, 2021 in which Coty agreed to exchange a 9% stake in Wella for the equivalent of approximately 47 million shares of the Company’s common stock. Both transactions reflect an approximately 50% appreciation in Wella’s equity value since the closing of Coty’s 60% sale of Wella to KKR in December 2020, coinciding with the re-opening of global hair salons and the positive momentum in the Wella business.

As consideration for KKR’s purchase of shares in Wella from Coty, Coty will redeem approximately 56% of KKR’s outstanding convertible preferred shares and accrued dividends, or the equivalent of approximately 25 million shares of the Company’s common stock, for approximately 4.7% of Wella held by Coty in a transaction valued at approximately $215.7 million. Upon completion of the transaction, KKR will continue to have a 2.4% ownership stake in Coty on an as-converted basis.

The latest transaction will further simplify Coty’s capital structure and result in an additional approximately $14 million in annual dividend cash savings, totaling approximately $65 million in annual cash savings when combined with the two previous transactions with KKR in September and October. The deal will have additional accretive benefits to Coty through the reduction of its diluted share count.

Sue Y. Nabi, Coty’s Chief Executive Officer, stated, “Our strategy for unlocking value expansion in Coty has remained consistent, anchored on three key objectives: accelerating our sales and profit growth, deleveraging our balance sheet, and simplifying our capital structure. With today’s announcement we are well advanced on simplifying our balance sheet and capital structure objectives, while simultaneously confirming the strong and growing value of our Wella stake. This is another milestone in transforming Coty into a beauty powerhouse.”

The transaction is expected to close in the coming weeks.

About Coty Inc.

Coty is one of the world’s largest beauty companies with an iconic portfolio of brands across fragrance, color cosmetics, and skin and body care. Coty is the global leader in fragrance and number three in color cosmetics. Coty’s products are sold in over 150 countries around the world. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment. For additional information about Coty Inc., please visit www.coty.com.

For more information, please contact:

Investor Relations
Olga Levinzon
212-389-7733
Olga_Levinzon@cotyinc.com

Media
Antonia Werther
+31 621 394495
Antonia_Werther@cotyinc.com